EXHIBIT 99.1

News Release LSBTheBank | P.O. Box 867 Lexington, NC 27293-0867 | www.lsbnc.com

For Immediate Release
Contact: Monty J. Oliver, EVP & CFO
                336 248-6500 Ext 207 or
                     1-800-876-6505 Ext 207
LSB Bancshares Reports 2nd Quarter Financial Results
LEXINGTON, N.C., July 19, 2007 — LSB Bancshares, Inc. (Nasdaq: LXBK), the parent company of Lexington State Bank, reported net income in the second quarter of 2007 of $1,709,000, or $0.20 per diluted share, compared to $1,546,000, or $0.18 per diluted share, in the second quarter of 2006. As is discussed more fully below, the increase in earnings was primarily due to lower noninterest expense.
Net interest income, which was affected by a significantly lower net interest margin, decreased 6% to $10,248,000 in the second quarter of 2007 from $10,951,000 in the year-ago period. The provision for loan losses was $1,191,000 in 2007’s second quarter, versus $611,000 in the second quarter of 2006, while noninterest income declined 4% to $3,425,000, versus $3,586,000 in 2006’s second quarter.
Noninterest expense in 2007’s second quarter declined to $9,966,000 in the second quarter of 2007 from $11,688,000 in 2006’s second quarter. The reduction in noninterest expense is a result of ongoing cost-cutting initiatives as well as a $1 million write-down on a residential condominium development on the South Carolina coast that was taken in the second quarter of 2006.
For the six months ended June 30, 2007, net income was $3,479,000, or $0.41 per diluted share, compared to $3,287,000, or $0.38 per diluted share, in the first half of 2006. Net interest income decreased 6% to $20,497,000 in the six months ended June 30, 2007 versus $21,906,000 in the year-ago period. Noninterest income for the first six months of 2007 was $6,808,000, essentially unchanged form $6,785,000 in the first six months of 2006, while noninterest expense decreased 9% to $20,031,000 from $21,970,000 over the same respective periods. The provision for loan losses increased approximately 6% to $2,148,000 for the first half of 2007.
As of June 30, 2007, total assets were approximately $1.019 billion, up from $986 million at the year-ago date, while deposits at the end of 2007’s second quarter were $853 million, reflecting growth of 3% from June 30, 2006. Net loans were $784 million at June 30, 2007, up 5% from the amount at June 30, 2006. The allowance for loan losses at the end of 2007’s second quarter was $10.1 million or 1.27% of loans. Shareholders’ equity totaled $89.6 million, and represented an equity-to-assets ratio of 8.8%. Nonperforming assets, which includes nonaccrual loans, accruing loans more than 90 days past due, other real estate owned and renegotiated debt, totaled $10.5 million at June 30, 2007, versus $8.9 million at June 30, 2006.
Commenting on the results, LSB Bancshares Chairman, President and CEO Robert F. Lowe stated, “One of the more gratifying aspects of the second quarter was the progress made containing expenses, which will likely remain a key component of our earnings growth going forward. We expect additional cost savings, as well as revenue enhancements, to result from the upcoming merger with FNB Financial Services Corp., which will be voted upon at our upcoming Annual Meeting.”
LSB Bancshares recently declared a quarterly cash dividend of $0.17 per share of common stock, payable on July 15, 2007, to shareholders of record on July 1, 2007.
LSB Bancshares, Inc. is the parent company of Lexington State Bank. Lexington State Bank, which opened on July 5, 1949, is a community bank based in the Piedmont region of North Carolina. The Bank owns two subsidiaries: LSB Investment Services, Inc., which offers non-deposit, non-insured investment alternatives such as mutual funds and annuities; and Peoples Finance Co. of Lexington, Inc., which offers small loans and dealer financing.
Common stock of LSB Bancshares, Inc. is traded on the Nasdaq Stock Market under the symbol “LXBK.” The LSB website, which links online banking users to LSB by Internet, is www.lsbnc.com.
Market makers include: Davenport & Company LLC; Friedman Billings Ramsey & Co.; FTN Financial Securities Corp.; Goldman Sachs & Co.; Keefe, Bruyette & Woods, Inc.; Morgan Keegan & Co., Inc.; Morgan Stanley & Co., Inc.; Moors & Cabot, Inc.; SunTrust Robinson Humphrey; Sandler O’Neill & Partners, and Schwab Capital Markets.
Information in this press release contains forward-looking statements. These statements are identified by words such as “expects,” “anticipates,” “should,” or other similar statements about future events. These forward- looking statements involve estimates, assumptions by management, risks, and uncertainties that could cause actual results to differ materially from current projections, including without limitations, the effects of future economic conditions, legislative and regulatory changes, and the effects of competition. Additional factors that could cause actual results to differ materially from those anticipated by forward-looking statements are discussed in LSB’s filings with the Securities and Exchange Commission, including without limitation, its annual report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. LSB undertakes no obligations to revise these statements following the date of this news release.
Additional Information and Where To Find It
In connection with the merger with FNB Financial Services Corp. (“FNB”), LSB Bancshares, Inc. (“LSB”) filed a registration statement, which includes a joint proxy statement/prospectus which was sent to each company’s shareholders on or about June 18, 2007. Each of LSB and FNB may file other relevant documents concerning the merger with the Securities and Exchange Commission (the “SEC”). Stockholders are urged to read the registration statement and the joint proxy statement/prospectus regarding the merger and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they contain important information.
You may obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about LSB and FNB, at the SEC’s website (http://www.sec.gov). You may also obtain these documents, free of charge, by accessing LSB’s website (http://www.lsbnc.com), or by accessing FNB’s website (http://www.fnbsoutheast.com).
Participants in the Solicitation
LSB and FNB and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of LSB and/or FNB in connection with the merger. Information about the directors and executive officers of LSB is set forth in the joint proxy statement/prospectus, as filed with the SEC on June 18, 2007. Information about the directors and executive officers of FNB is set forth in the joint proxy statement/prospectus, as filed with the SEC on June 18, 2007. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement/prospectus regarding the merger. You may obtain free copies of these documents as described above.
CONTACT: Monty J. Oliver, EVP & CFO; 336-242-6207 or 336-248-6500 or 1-800-876-6505, ext 207.

LSB Bancshares Inc.
Consolidated Balance Sheets
(In thousands)

	June 30
	2007	2006
Assets
Cash and Due from Banks	$31,656	$38,118
Interest-Bearing Bank Balances	863	1,220
Federal Funds Sold	11,359	17,118
Investment Securities:
Held to Maturity, at Amortized Cost	27,916	27,610
Available for Sale, at Market Value	124,786	116,832
Loans	794,481	756,845
Less, Allowance for Loan Losses	(10,094)	(8,502)

Net Loans	784,387	748,343
Premises and Equipment	19,798	19,622
Other Assets	17,827	17,407

Total Assets	$1,018,592	$986,270

Liabilities
Deposits:
Demand	$158,009	$149,653
Savings, N.O.W. and Money Market Accounts	390,010	396,558
Certificates of Deposit of less than $100,000	146,054	136,932
Certificates of Deposit of $100,000 or more	158,721	145,568

Total Deposits	852,794	828,711
Securities Sold Under Agreements to Repurchase	718	909
Borrowings from the Federal Home Loan Bank	69,000	59,000
Unfunded Projected Pension and Other Postretirement Benefit Obligation	1,149	—
Other Liabilities	5,317	6,558

Total Liabilities	928,978	895,178

Shareholders’ Equity
Preferred Stock, Par Value $.01 Per Share:
Authorized 10,000,000 shares; None Issued	—	—
Common Stock, Par Value $5 Per Share:
Authorized 50,000,000 Shares; Issued 8,390,748 Shares in 2007 and 8,507,355 Shares in 2006	41,954	42,537
Paid-In Capital	7,941	9,146
Directors’ Deferred Plan	(1,076)	(1,361)
Retained Earnings	43,283	42,815
Accumulated Other Comprehensive Income	(2,488)	(2,045)

Total Shareholders’ Equity	89,614	91,092

Total Liabilities and Shareholders’ Equity	$1,018,592	$986,270

Memorandum: Standby Letters of Credit	$4,249	$5,206

LSB Bancshares Inc.
Consolidated Statements of Income
(In thousands, except share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2007	2006	2007	2006
Interest Income
Interest and Fees on Loans	$15,660	$15,017	$30,998	$29,506
Interest on Investment Securities:
Taxable	1,253	1,137	2,488	2,115
Tax Exempt	297	306	615	625
Interest-Bearing Bank Balances	89	83	190	165
Federal Funds Sold	118	223	220	472

Total Interest Income	17,417	16,766	34,511	32,883

Interest Expense
Deposits	6,319	5,119	12,335	9,668
Securities Sold Under Agreements to Repurchase and Federal Funds Purchased	2	2	4	7
Borrowings from the Federal Home Loan Bank	848	694	1,675	1,302

Total Interest Expense	7,169	5,815	14,014	10,977

Net Interest Income	10,248	10,951	20,497	21,906
Provision for Loan Losses	1,191	611	2,148	2,018

Net Interest Income After Provision for Loan Losses	9,057	10,340	18,349	19,888

Noninterest Income
Service Charges on Deposit Accounts	1,675	1,843	3,158	3,435
Gains on Sales of Mortgages	76	101	152	179
Other Operating Income	1,674	1,642	3,498	3,171

Total Noninterest Income	3,425	3,586	6,808	6,785

Noninterest Expense
Personnel Expense	5,291	5,545	10,609	11,268
Occupancy Expense	496	478	999	957
Equipment Depreciation and Maintenance	593	535	1,192	1,065
Other Operating Expense	3,586	5,130	7,231	8,680

Total Noninterest Expense	9,966	11,688	20,031	21,970

Income Before Income Taxes	2,516	2,238	5,126	4,703
Income Taxes	807	692	1,647	1,416

Net Income	$1,709	$1,546	$3,479	$3,287

Earnings Per Share
Basic	$0.20	$0.18	$0.41	$0.39
Diluted	$0.20	$0.18	$0.41	$0.38

Weighted Average Shares Outstanding
Basic	8,400,721	8,518,434	8,408,925	8,522,718
Diluted	8,404,524	8,549,643	8,418,100	8,560,576

LSB Bancshares, Inc.
Financial Highlights
(In thousands, except ratios)

	Three Months Ended June 30
	2007	2006	Change

Financial Ratios:
Return on average assets	0.69%	0.63%	6	BP
Return on average shareholders’ equity	7.56%	6.65%		91
Net Interest Margin (FTE)	4.40%	4.83%		(43)

Average Balances:
Loans	$784,526	$755,220		3.9%
Earning assets	942,586	918,984		2.6
Total assets	998,437	985,937		1.3
Interest-bearing deposits	685,920	689,215		(0.5)
Total deposits	838,883	830,437		1.0

Allowance for loan losses:
Beginning balance	$9,722	$8,392		15.8%
Provision for loan losses	1,191	611		94.9
Loans charged off	(973)	(1,153)		(15.6)
Recoveries	154	652		(76.4)

Ending balance	10,094	8,502		18.7

	Six Months Ended June 30
	2007		2006		Change

Financial Ratios:
Return on average assets	0.71%		0.67%		4	BP
Return on average shareholders’ equity	7.75%		7.11%			64
Net Interest Margin (FTE):	4.46%		4.87%			(41)

Average Balances:
Loans	$777,566		$754,952			3.0%
Earning assets	935,041		916,176			2.1
Total assets	991,084		982,612			0.9
Interest-bearing deposits	679,382		695,698			(2.3)
Total deposits	832,133		829,734			0.3

Allowance for loan losses:
Beginning balance	$9,564		$8,440			13.3%
Provision for loan losses	2,148		2,018			6.4
Loans charged off	(2,053)		(2,698)			(23.9)
Recoveries	435		742			(41.4)

Ending balance	10,094		8,502			18.7

Nonperforming assets
Nonperforming Loans:
Past due 90 days or more	$2,020		$1,534			31.7%
Nonaccrual loans	3,960		2,956			34.0
Restructured loans	96		612			(84.3)

Total nonperforming loans	6,076		5,102			19.1
Other real estate	4,392		3,755			17.0

Total nonperforming assets	10,468		8,857			18.2

Asset Quality Ratios
Nonperforming loans to total loans	0.76%		0.67%		9	BP
Nonperforming loans to total assets	0.60%		0.52%			8
Allowance for loan losses to total loans	1.27%		1.12%			15
Net charge-offs to average loans	0.21%		0.26%			(5)
Allowance for loan losses to nonperforming loans	1.66	X	1.67	X

BP— Denotes Basis Points
(END)